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                                                                    EXHIBIT 23.1



Consent of Independent Registered Public Accounting Firm



The Administrator
Consumer Portfolio Services, Inc. 401(k) Plan

We consent to the incorporation by reference in the Registration Statement on Form S-8 (file nos. 333-58199) of the Consumer Portfolio Services, Inc. 401(k) Plan of our report dated June 28, 2004, relating to the statements of net assets available for benefits and the statements of changes in net assets available for benefits of the Consumer Portfolio Services, Inc. 401(k) Plan as of and for the years ended December 31, 2003 and 2002 and the related schedule, which report appears in the December 31, 2003 annual report on Form 11-K of the Consumer Portfolio Services, Inc. 401(k) Plan.


/s/ KPMG LLP

Orange County, California
June 28, 2004